                                                                      EXHIBIT 99


NEWS RELEASE                                                         [MGIC LOGO]
[MGIC INVESTMENT CORPORATION LETTERHEAD]



INVESTOR CONTACT:    Michael J. Zimmerman, Investor Relations, (414) 347-6596,
                     mike_zimmerman@mgic.com
MEDIA CONTACT:       Geoffrey F. Cooper, Corporate Relations, (414) 347-2681,
                     geoffrey_cooper@mgic.com

                           MGIC INVESTMENT CORPORATION
                    FIRST QUARTER NET INCOME OF $141 MILLION

MILWAUKEE (APRIL 15, 2003) -- MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended March 31, 2003 of $141 million, compared with the $169 million for the same quarter a year ago. Diluted earnings per share were $1.42 for the quarter ending March 31, 2003, compared to $1.58 for the same quarter a year ago.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that despite record first quarter new insurance written volume of $24.1 billion we continue to be challenged by the impact of a weak economy on losses and persistency.

Total revenues for the first quarter were $422.9 million, up 12.6 percent from $375.6 million in the first quarter of 2002. The growth in revenues resulted from a 16.8 percent increase in net premiums earned to $332.2 million and an increase in other revenues. Net premiums written for the quarter were $341.6 million, compared with $283.1 million in the first quarter last year, an increase of 20.7 percent.

New insurance written in the first quarter was $24.1 billion, compared to $23.6 billion in the first quarter of 2002. New insurance written for the quarter included $6.7 billion of bulk business compared with $6.6 billion in the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 53.8 percent at March 31, 2003, compared with 56.8 percent at December 31, 2002, and 59.2 percent at March 31, 2002. As of March 31, 2003, MGIC's primary insurance in force was $195.7 billion, compared with $197.0 billion at December 31, 2002, and $190.6 billion at March 31, 2002. The book value of MGIC Investment Corporation's investment portfolio was $4.8 billion at March 31, 2003, compared with $4.7 billion at December 31, 2002, and $4.4 billion at March 31, 2002.

At March 31, 2003, the percentage of loans that were delinquent, excluding bulk loans, was 3.27 percent, compared with 3.19 percent at December 31, 2002, and
2.53 percent at March 31, 2002. Including bulk loans, the percentage of loans that were delinquent at March 31, 2003 was 4.69 percent, compared to 4.45 percent at December 31, 2002, and 3.48 percent at March 31, 2002.

Losses incurred in the first quarter were $142.2 million, up from $59.7 million reported for the same period last year due to increases in the delinquency inventory and paid losses. Underwriting expenses were $74.9 million in the first quarter up from $65.9 million reported for the same period last year due to increases in underwriting volumes.

ABOUT MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation's leading provider of private mortgage insurance coverage with $195.7 billion primary insurance in force covering 1.6 million mortgages as of March 31, 2003. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

WEBCAST DETAILS

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company's quarterly results. The call is being webcast and can be accessed at the company's website at www.mgic.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. The webcast will be available for replay through May 15, 2003.

ADDITIONAL INFORMATION

Additional information about the company's quarterly results is available on the company's website at www.mgic.com under the "Investor-Presentations/Webcasts-Presentations" portion of the site.

SAFE HARBOR STATEMENT

Forward-Looking Statements and Risk Factors:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those contemplated in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include the risks noted below.


As the domestic economy deteriorates, more homeowners may default and the Company's losses may increase.

         Losses result from events that reduce a borrower's ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

Competition or changes in the Company's relationships with its customers could reduce the Company's revenues or increase its losses.

         Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender's affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated by the lender. In 1996, the Company shared risk under risk sharing arrangements with respect to virtually none of its new insurance written. During the year ended December 31, 2002, about 54% of the Company's new insurance written on a flow basis was subject to risk sharing arrangements. A substantial portion of the Company's captive mortgage reinsurance arrangements are structured on an excess of loss basis. Effective April 1, 2003 the Company is not participating in excess of loss risk sharing arrangements with net premium cessions in excess of 25% on terms which are generally present in the market. The captive mortgage reinsurance programs of larger lenders generally are not consistent with the Company's position. Hence, the Company expects its position with respect to such risk sharing arrangements will result in a reduction of business from such lenders.

         The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. The Company's top ten customers generated 27.0% of the new primary insurance that it wrote on a flow basis in 1997 compared to 39.5% in 2002.

         Our private mortgage insurance competitors include:

         -        PMI Mortgage Insurance Company
         -        GE Capital Mortgage Insurance Corporation
         -        United Guaranty Residential Insurance Company
         -        Radian Guaranty Inc.
         -        Republic Mortgage Insurance Company
         -        Triad Guaranty Insurance Corporation
         -        CMG Mortgage Insurance Company

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

         In each year, most of the Company's premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company's insurance remains in force include:

         - the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

         - mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

         In recent years, the length of time that our policies remain in force has declined. Due to this decline, our premium revenues were lower than they would have been if the length had not declined.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline, which would reduce our revenues.

         The factors that affect the volume of low down payment mortgage originations include:

         -        the level of home mortgage interest rates,

         - the health of the domestic economy as well as conditions in regional and local economies,

         -        housing affordability,

         -        population trends, including the rate of household formation,

         - the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

         - government housing policy encouraging loans to first-time homebuyers.

         While we have not experienced lower volume in recent years other than as a result of declining refinancing activity, one of the risks we face is that higher interest rates will substantially reduce purchase activity by first-time homebuyers and that the decline in cancellations of insurance that in the past have accompanied higher interest rates will not be sufficient to offset the decline in premiums from loans that are not made.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

         These alternatives to private mortgage insurance include:

         - lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan-to-value ratio,

         -        investors holding mortgages in portfolio and self-insuring,

         - investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

         - lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

         While no data is publicly available, the Company believes that due to the current low interest rate environment and favorable economic conditions, 80-10-10 loans are a significant percentage of mortgage originations. Investors are using reduced mortgage insurance coverage on a higher percentage of loans that the Company insures than they had over the last several years.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company's revenues or increase its losses.

         The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

         - the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac's charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

         - whether Fannie Mae or Freddie Mac influence the mortgage lender's selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

         - whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a `AAA' claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

         - the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

         - the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

         - the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

         In recent years, consumers have brought a growing number of lawsuits against home mortgage lenders and settlement service providers. As of the end of the first quarter of 2003, seven mortgage insurers, including the Company's MGIC subsidiary, were involved in litigation alleging violations of the Real Estate Settlement Procedures Act. MGIC and two other mortgage insurers entered into an agreement to settle the cases against them in December 2000, and another mortgage insurer entered into a comparable settlement agreement in February 2002. In June 2001, the Court entered a final order approving the settlement to which MGIC and the other two insurers are parties, although due to appeals challenging certain aspects of this settlement, the final implementation of the settlement will not occur until the appeals are resolved. The Company took a $23.2 million pre-tax charge in 2000 to cover MGIC's share of the estimated costs of the settlement. While MGIC's settlement includes an injunction that prohibits certain practices and specifies the basis on which other practices may be done in compliance with the Real Estate Settlement Procedures Act, MGIC may still be subject to future litigation under the Real Estate Settlement Procedures Act.

         In addition, at the end of March 2003 an action against MGIC seeking certification of a nationwide class of consumers was filed in Federal District Court in Orlando, Florida alleging that MGIC had violated the Federal Fair Credit Reporting Act by failing to notify borrowers whose loans were insured at A- premium rates based on credit scores provided to MGIC that such rates were not the lowest premium rates available from MGIC. The action seeks statutory damages (which in the case of willful violations of the Fair Credit Reporting Act may be awarded in an amount of $100 to $1,000 per class member), actual damages of the persons in the class, punitive damages and/or attorneys fees, as well as declaratory and injunctive relief. The action alleges that the violation of the Fair Credit Reporting Act alleged is also a violation of Florida's Unfair and Deceptive Acts and Practices statute.

Net premiums written could be adversely affected if a proposed regulation by the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act is adopted.

         The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban




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         Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. If mortgage insurance is required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer's payment of referral fees, adoption of this regulation by the Department of Housing and Urban Development could adversely affect the Company's revenues to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                            Three Months Ended
                                                         -----------------------
                                                                March 31,
                                                         -----------------------
                                                           2003          2002
                                                         ---------     ---------
                                              (in thousands of dollars, except per share data)

  Net premiums written                                   $ 341,566     $ 283,097
                                                         =========     =========

  Net premiums earned                                    $ 332,156     $ 284,449
  Investment income                                         51,083        51,950
  Realized gains                                             5,591         8,118
  Other revenue                                             34,033        31,051
                                                         ---------     ---------
          Total revenues                                   422,863       375,568

Losses and expenses:
    Losses incurred                                        142,211        59,714
    Underwriting, other expenses                            74,937        65,925
    Interest expense                                        10,411         6,624
    Ceding commission                                         (654)       (1,457)
                                                         ---------     ---------
          Total losses and expenses                        226,905       130,806
                                                         ---------     ---------
Income before tax                                          195,958       244,762
Provision for income tax                                    54,848        75,575
                                                         ---------     ---------
Net income                                               $ 141,110     $ 169,187
                                                         =========     =========
Weighted average common shares outstanding
  (Shares in thousands)                                     99,624       106,931
                                                         =========     =========


Diluted earnings per share                               $    1.42     $    1.58
                                                         =========     =========


                                 OTHER INFORMATION

New primary insurance written ("NIW") ($ millions)       $  24,120     $  23,574
                                                         =========     =========
New primary risk written ($ millions)                    $   6,288     $   5,937
                                                         =========     =========

Product mix as a % of primary NIW
    95% LTVs                                                    30%           34%
    ARMs                                                         8%            5%
    95% LTV / 30% coverage                                      19%           25%
    90% LTV / 25% coverage                                      29%           30%
    Refinances                                                  52%           49%
                                                         =========     =========

New pool risk written ($ millions) (1)                   $     348     $     107
                                                         =========     =========

Net paid claims ($ millions)
    Flow                                                 $      44     $      27
    Bulk                                                        29             9
    Second mortgage                                              6             7
    Other                                                       10             7
                                                         ---------     ---------
                                                         $      89     $      50
                                                         =========     =========


(1) Represents contractual aggregate loss limits and, for the three months ended March 31, 2003, for $734 million of risk without such limits, risk is calculated at $108 million, the estimated amount that would credit enhance these loans to a 'AA' level.

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET AS OF



                                                                        March 31,       December 31,       March 31,
                                                                          2003              2002             2002
                                                                     ---------------   --------------  ----------------
                                                                      (In thousands of dollars, except per share data)
ASSETS
    Investments  (1)                                                 $     4,849,902   $    4,726,472    $     4,404,710
    Cash                                                                       8,797           11,041            13,307
    Reinsurance recoverable on loss reserves (2)                              20,134           21,045            24,324
    Reinsurance recoverable on unearned premiums                               7,850            8,180             7,992
    Home office and equipment, net                                            36,178           35,962            35,427
    Deferred insurance policy acquisition costs                               31,814           31,871            31,862
    Other assets                                                             468,895          465,732           361,222
                                                                     ---------------   --------------  ----------------
                                                                     $     5,423,570   $    5,300,303   $     4,878,844
                                                                     ===============   ==============  ================
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
    Loss reserves (2)                                                $       785,251   $      733,181   $       620,902
    Unearned premiums                                                        179,248          170,167           172,770
    Short- and long-term debt                                                613,588          677,246           613,541
    Other liabilities                                                        376,213          324,517           323,314
                                                                     ---------------   --------------  ----------------
      Total liabilities                                                    1,954,300        1,905,111         1,730,527
  Shareholders' equity                                                     3,469,270        3,395,192         3,148,317
                                                                     ---------------   --------------  ----------------
                                                                     $     5,423,570   $    5,300,303   $     4,878,844
                                                                     ===============   ==============  ================
  Book value per share                                               $         35.14   $        33.87   $         29.73
                                                                     ===============   ==============  ================

  (1)  Investments include unrealized gains on securities
         marked to market pursuant to FAS 115.                       $       251,457   $      260,288   $        51,260
  (2)  Loss reserves, net of reinsurance recoverable on loss
         reserves                                                    $       765,117   $      712,136   $       596,578



                          OTHER STATISTICAL INFORMATION

                                                                                     March 31,       December 31,      March 31,
                                                                                       2003             2002             2002
                                                                                  ---------------  ---------------  ---------------
Direct Primary Insurance In Force ($ millions)                                      $  195,693       $  196,988       $  190,592

Direct Primary Risk In Force ($ millions) (3)                                           49,265           49,231           47,060

Direct Pool Risk In Force ($ millions) (4)                                               2,882            2,568            2,050

Mortgage Guaranty Insurance Corporation -
  Risk-to-capital ratio (5)                                                              8.6:1            8.7:1            9.3:1

Primary Insurance:
  Insured loans                                                                      1,637,111        1,655,887        1,621,205
  Persistency                                                                             53.8%            56.8%            59.2%

  Total loans delinquent                                                                76,837           73,648           56,455
  Percentage of loans delinquent (delinquency rate)                                       4.69%            4.45%            3.48%

    Loans delinquent excluding bulk loans (6)                                           43,108           43,196           34,729
    Percentage of loans delinquent excluding bulk loans (delinquency rate)                3.27%            3.19%            2.53%

    Bulk loans delinquent                                                               33,729           30,452           21,726
    Percentage of bulk loans delinquent (delinquency rate)                               10.52%           10.09%            8.66%

    A-minus and subprime credit loans delinquent (7)                                    27,938           25,504           17,869
    Percentage of A-minus and subprime credit loans delinquent (delinquency rate)        12.71%           12.68%           11.29%

(3) Direct primary risk in force, net of aggregate loss limits, was $48,043, $47,623 and $44,680 at March 31, 2003, December 31, 2002, and March 31,
     2002, respectively.
(4) Represents contractual aggregate loss limits and, at March 31, 2003 and December 31, 2002, respectively, for $3.4 billion and $3.0 billion of risk without such limits, risk is calculated at $366 million and $274 million, the estimated amounts that would credit enhance these loans to a 'AA' level.
(5) Risk-to-capital is determined using $42.2 billion, $42.4 billion and $40.2 billion of risk at March 31, 2003, December 31, 2002 and March 31, 2002, respectively, which includes calculated risk of $366 million, $274 million and $0 on $3.4 billion, $3.0 billion and $0 of contractual pool risk, and $4.9 billion, $4.9 billion and $4.3 billion of capital.
(6) Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.
(7)  A-minus and subprime credit is included in flow, bulk and total.